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Exhibit 10.44

SEPRACOR INC.

SUMMARY OF EXECUTIVE OFFICER COMPENSATION FOR 2005

The following is a summary of the compensation of the executive officers of Sepracor Inc. (the "Company").

Base Salary

As of March 15, 2005, the executive officers of the Company are paid the following annual salaries:

Executive Officer	Annual Salary
Timothy J. Barberich Chief Executive Officer	$550,000
William J. O'Shea President and Chief Operating Officer	$450,000
Mark H.N. Corrigan, M.D. Executive Vice President, Research and Development	$410,000
David P. Southwell Executive Vice President, Chief Financial Officer and Secretary	$350,000
Robert F. Scumaci Executive Vice President, Finance and Administration, and Treasurer	$325,000
Douglas E. Reedich, Ph.D., J.D. Senior Vice President, Legal Affairs	$310,000

Cash Bonus

The Compensation Committee of the Company's Board of Directors may also grant a discretionary bonus to each of the Company's executive officers for work performed by such officer during the year ended December 31, 2005. Each officer's 2005 bonus shall be determined based on, among other things, the Company's overall performance, as well as such officer's individual performance, during the fiscal year ended December 31, 2005. Each executive officer has a target 2005 Bonus (the "2005 Target Bonus"), which has been determined by the Compensation Committee based on a percentage (the

"2005 Target Percentage") of such officer's 2005 annual base salary. The 2005 Target Bonus and 2005 Target Percentage for each executive officer is set forth in the table below.

Executive Officer	2005 Target Bonus	2005 Target Percentage
Timothy J. Barberich Chief Executive Officer	$275,000	50%
William J. O'Shea President and Chief Operating Officer	$225,000	50%
Mark H.N. Corrigan, M.D. Executive Vice President, Research and Development	$184,500	45%
David P. Southwell Executive Vice President, Chief Financial Officer and Secretary	$140,000	40%
Robert F. Scumaci Executive Vice President, Finance and Administration, and Treasurer	$130,000	40%
Douglas E. Reedich, Ph.D., J.D. Senior Vice President, Legal Affairs	$124,000	40%

Stock Options

Each executive officer may also be granted from time to time stock options, restricted stock or other awards pursuant to the Company's stock incentive plans. The stock options granted to executive officers typically vest either (1) upon the achievement of specified corporate objectives or (2) in five equal annual installments commencing one year from the date of grant.

Other Compensation

The Company has also (1) entered into letter agreements with certain of its executive officers, (2) entered into retention agreements with each of its executive officers and (3) agreed to make gross up payments to each of its executive officers in the event that any payments received by them in connection with a change of control constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended. The Company has previously filed these letter agreements, retention agreements and a summary of the 280G gross up plan with the Securities and Exchange Commission.

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SEPRACOR INC. SUMMARY OF EXECUTIVE OFFICER COMPENSATION FOR 2005